          DEFINITIVE AGREEMENT EXECUTED--PREMIER BANCSHARES, INC. TO
          ----------------------------------------------------------
                     ACQUIRE NORTH FULTONBANCSHARES, INC.
                     -----------------------------------



ATLANTA, APRIL 6/PR NEWSWIRE/-- Premier Bancshares, Inc. [Amex:PMB] and North Fulton Bancshares, Inc. today jointly announced the execution of a definitive agreement providing for the acquisition by Premier Bancshares of all the outstanding shares of stock of North Fulton Bancshares. The value of the transaction is approximately $38.5 million based on the closing price of $20 per share for Premier Bancshares' common stock yesterday.

North Fulton Bancshares is a holding company with assets of approximately $191 million and owns Milton National Bank in Roswell, Georgia, which also operates in Atlanta through its division, The Buckhead Bank. Milton National Bank is active in consumer, mortgage, and commercial lending and equipment leasing. The preceding two fiscal years Milton National Bank was the largest SBA lender, in terms of aggregate loan volume, in the State of Georgia.

Premier Bancshares is a Georgia-based bank holding company with assets of approximately $1.6 billion; and, after pending consolidations, Premier Bancshares will have the following subsidiaries operating in 40 offices:
Premier Bank in metro Atlanta, Milledgeville and Greensboro, Georgia, and St. Simons Island, Georgia through its Frederica division; Milton National Bank in Roswell, Georgia, and Atlanta through its division, The Buckhead Bank; and Premier Lending Corporation, a provider of residential mortgage loans and asset-based commercial finance loans in metro Atlanta, Augusta, Warner Robbins, and St. Simons Island, Georgia; Mobile, Alabama; Jacksonville, Florida; Chattanooga, Tennessee; Charleston, South Carolina; and Charlotte, North Carolina.

The acquisition, which is subject to regulatory approval and the approval of the shareholders of North Fulton Bancshares, is expected to close in the third quarter of this year.

Premier Bancshares' Chairman and Chief Executive Officer, Darrell D. Pittard, said "The acquisition of North Fulton Bancshares with its presence through Milton National Bank and The Buckhead Bank in the Buckhead, north Atlanta, and north Fulton County markets is a perfect fit for us. North Fulton Bancshares and its banking operations bring experienced and exceedingly capable management and a loyal customer base. This acquisition meets all of the criteria we consider important and will help our company better serve our customers and enhance shareholder value."

Grant R. Essex, President of North Fulton Bancshares and Milton National Bank, said, "We are excited about our combination with Premier Bancshares. Premier Bancshares provides us with more resources, products, and capital, and with the ability to compete effectively with regional banks and other larger financial services companies operating in our markets. And we believe we add significant value, through our management, staff, and customers, to the successful financial services company Premier Bancshares has already built."

Both the common stock of Premier Bancshares, Inc. and the preferred securities of Premier Capital Trust I are traded on the American Stock Exchange under the symbols PMB and PMB-PR, respectively. Additional financial information regarding Premier Bancshares, Inc. and its acquisition of North Fulton Bancshares, Inc. is available from Michael E. Ricketson, Executive Vice President and Chief Financial Officer of Premier Bancshares, Inc., at 770-476-3209.

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties.